                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               OCEAN ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                              [Ocean Energy Logo]

                               OCEAN ENERGY, INC.
                            1001 FANNIN, SUITE 1600
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Ocean Energy, Inc., a Delaware corporation (the "Company"), which will be held on Tuesday, May 14, 2002 at 11:00 a.m., local time, at The Four Seasons Hotel, 1300 Lamar, Houston, Texas. The Annual Meeting will be held for the following purposes:

          1. To elect four directors to serve until the 2005 Annual Meeting of Stockholders.

          2. To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

          3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

     The close of business on March 26, 2002 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. A SELF-ADDRESSED ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PREVIOUSLY GIVEN PROXY AND VOTE YOUR SHARES IN PERSON.

                                            By Order of the Board of Directors,

                                            /s/ ROBERT K. REEVES

                                            Robert K. Reeves
                                            Secretary

April 9, 2002

                               TABLE OF CONTENTS

DESCRIPTION OF PROPOSAL                                       PAGE
-----------------------                                       ----
Item 1 -- Election of Directors.............................    3
Item 2 -- Ratification of Appointment of Independent
  Auditors..................................................   18

                               OCEAN ENERGY, INC.
                            1001 FANNIN, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 265-6000

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Ocean Energy, Inc., a Delaware corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 14, 2002 at 11:00 a.m., local time, at The Four Seasons Hotel, 1300 Lamar, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Georgeson & Company Inc. has been retained to assist the Company in the solicitation of proxies in connection with the Annual Meeting for a fee of $6,000, plus out-of-pocket expenses. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock (the "Common Stock") of the Company. The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about April 9, 2002.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     Stockholders of record can simplify their voting and reduce Ocean's cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

     Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 12:00 midnight, eastern standard time, on the evening before the annual meeting.

     Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed envelope provided. The persons named as proxies on the proxy card were designated by the Board of Directors. Any proxy given pursuant to such solicitation and received prior to the annual meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted FOR the election of the nominees to the Board of Directors, FOR ratification of the appointment of KPMG LLP, and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     At the close of business on March 26, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 174,193,015 shares of Common Stock and 50,000 shares of the Company's Series B Convertible Preferred Stock (the "Convertible Preferred Stock"). Each stockholder is entitled to one vote for each share of Common Stock, and 69.69 votes for each share of Convertible Preferred Stock. Holders of Common Stock and Convertible Preferred Stock will vote together as a single class on the matters to be voted on at the Annual Meeting. The Common Stock and Convertible Preferred Stock are the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the total outstanding shares of Common Stock and Convertible Preferred Stock entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum, as would broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. However, the nature of the proposals to be considered at the meeting allows brokers discretionary voting in the absence of timely instructions from beneficial owners, so there should not be any broker non-votes in connection with the Annual Meeting.

     Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal. Directors are elected by a plurality of the votes cast for directors, while the ratification of the appointment of independent auditors requires approval by a majority of the votes present or represented at the Annual Meeting, in each case, assuming a quorum is present.

     The Company's annual report to stockholders for the year ended December 31, 2001, including financial statements, is being mailed with this proxy statement to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Four directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors, divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Stockholders in 2002, 2003 and 2004. The four nominees are to be elected to Class I for a three-year term expiring at the Company's Annual Meeting of Stockholders in 2005.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages and principal occupations of the nominees and directors, directorships in other companies held by them and the length of continuous service as a director of the Company (or its predecessor):

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

CLASS I DIRECTORS                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
-----------------                          --------------------------------------           ---
Thomas D. Clark, Jr. ............  Ourso Distinguished Professor of Business and Dean of    61
                                   College of Business Administration at Louisiana State
                                   University. Director of a predecessor entity from 1997
                                   until election as a director of the Company in March
                                   1999.
Peter J. Fluor...................  President and Chief Executive Officer, Texas Crude       54
                                   Energy, Inc. (private oil and gas company); Director,
                                   Fluor Corporation. Director of the Company since 1980.
Robert L. Howard.................  Retired Vice President of Domestic Operations,           65
                                   Exploration and Production, Shell Oil Company.
                                   Director, Southwestern Energy Company and McDermott
                                   International Inc. Director of certain of the Company's
                                   predecessor entities from 1996 until election as a
                                   director of the Company in March 1999.
Charles F. Mitchell, M.D.........  Senior Partner, ENT Medical Center and private           53
                                   investments. Director of a predecessor entity of the
                                   Company from 1995 until election as a director of the
                                   Company in March 1999.

                              CONTINUING DIRECTORS

CLASS II DIRECTORS                         PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
------------------                         --------------------------------------           ---
J. Evans Attwell.................  Retired managing partner, Vinson & Elkins L.L.P.         71
                                   Director of the Company since 1974.
Barry J. Galt....................  Director, StanCorp Financial Group, Inc., Trinity        68
                                   Industries, Inc. and Friede Goldman Halter, Inc.
                                   Director of the Company since 1983.
Elvis L. Mason...................  Principal, Elvis Mason & Associates, Inc. Consulting     68
                                   and Advisory Services. Director of certain of the
                                   Company's predecessor entities from 1987 until election
                                   as a director of the Company in March 1999.

CLASS II DIRECTORS                         PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
------------------                         --------------------------------------           ---
David K. Newbigging..............  Chairman, Friends' Provident plc, Faupel Trading Group   68
                                   plc, Thistle Hotels plc; and Benchmark Group plc.
                                   Director, Merrill Lynch & Co., Inc. and PACCAR Inc.
                                   Director of certain of the Company's predecessor
                                   entities from 1987 until election as a director of the
                                   Company in March 1999.
Dee S. Osborne...................  President, Crest Investment Company (investments).       71
                                   Director of the Company since 1983.

CLASS III DIRECTORS                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
-------------------                        --------------------------------------           ---
John B. Brock....................  Director, Southwest Bank of Texas, Southwest             69
                                   Bancorporation of Texas, Inc., St. Luke's Episcopal
                                   Health System and St. Luke's Episcopal Hospital.
                                   Director of certain of the Company's predecessor
                                   entities from 1989 until election as a director of the
                                   Company in March 1999.
Milton Carroll...................  Chairman of the Board and Chief Executive Officer,       51
                                   Instrument Products, Inc.; Director, Health Care
                                   Service Corporation, Reliant Energy, Inc. and TEPPCO
                                   Partners, LP. Director of the Company since 1997.
James T. Hackett.................  Chairman of the Board, President and Chief Executive     48
                                   Officer of the Company. Director, Fluor Corporation,
                                   Kaiser Aluminum Corp., New Jersey Resources Corporation
                                   and Temple-Inland Inc. Director of the Company since
                                   1998.
Wanda G. Henton..................  Chair and Chief Executive Officer of Lloyd Bridge        50
                                   Advisory Corp. Director of the Company since May 2001.

     Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite their name for the past five years except as follows:

     Mr. Brock served as Chairman of the Board of Ocean Energy, Inc. ("Old OEI") from March 1998 until March 1999 when Old OEI was merged into the Company. He also served as Chairman of the Board of United Meridian Corporation ("UMC") from 1995 to March 1998 at which time UMC was merged into Old OEI. From 1989 to 1998, Mr. Brock held a variety of positions with UMC, including as President and Chief Executive Officer from 1992 to March 1998.

     Mr. Hackett served as Chairman of the Board of the Company from January 1999 to March 1999 prior to the Company's merger with Old OEI and was renamed Chairman of the Board in January 2000. Prior to joining the Company, he served as Group President of the Energy Services division of Duke Energy from June 1997 through September 1998, following the merger of Duke Power Company and PanEnergy Corporation. From January 1996 until the merger, Mr. Hackett served as PanEnergy's Executive Vice President.

     Mr. Galt served as Vice Chairman of the Company from January 1999 to March 1999 and as Chairman of the Board of the Company from 1983 to December 1998.

     Mr. Mason served as Chairman of the Board of Directors of San Jacinto Holdings, Inc. from 1991 to 1999 and served as Managing Partner of Mason Best Company, L.P., a merchant banking firm, from 1984 to 1998. He served as Chief Executive Officer of San Jacinto Holdings, Inc. from 1991 to March 1999 and Safeguard Business Systems Inc. from August 1997 to March 1999 and from 1992 to October 1996.

     Mr. Newbigging has served as Chairman of Faupel Trading Group plc since January 1994. He has also served as Chairman of Equitas Holdings Limited and Equitas Reinsurance Limited from December 1995 to October 1998, and Equitas Limited from March 1996 to October 1998. He was appointed Chairman of Thistle Hotels plc in March 1999.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by each director, each nominee for director, the Chief Executive Officer and each of the other four most highly compensated executive officers for 2001 (the "Named Officers"), and the directors and executive officers of the Company as a group, as of March 26, 2002:

                                                                  COMMON STOCK
                                                             BENEFICIALLY OWNED(1)
                                                      ------------------------------------
                                                                                  PERCENT
                                                      NUMBER OF SHARES (2)        OF CLASS
                                                      --------------------        --------
J. Evans Attwell....................................         133,246(3)                *
John B. Brock.......................................       1,170,311(4)                *
Milton Carroll......................................          46,130(3)                *
Thomas D. Clark, Jr. ...............................          57,113(3)                *
Peter J. Fluor......................................         131,718(3)                *
Barry J. Galt.......................................         654,690                   *
Wanda G. Henton.....................................          12,826(3)                *
Robert L. Howard....................................          65,210(3)                *
Elvis L. Mason......................................          75,177(3)                *
Charles F. Mitchell, M.D............................          68,328(3)                *
David K. Newbigging.................................           3,000                   *
Dee S. Osborne......................................         159,807(3)                *
James T. Hackett....................................       1,579,961(5)                *
John D. Schiller, Jr. ..............................         469,208(5)                *
William L. Transier.................................         702,006(5)                *
Robert K. Reeves....................................         766,142(5)                *
Stephen A. Thorington...............................         144,840(5)                *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP: (17
  PERSONS)..........................................       6,239,713(6)              3.6%

---------------

 *  Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole voting and investment power with respect to the shares listed. Amounts shown are as of March 15, 2002, except for share interests held in the Ocean Retirement Savings Plan, Supplemental Benefit Plan and the Outside Directors Deferred Fee Plan, which are as of December 31, 2001.

(2) Includes shares that the above named persons have a right to purchase within 60 days pursuant to stock options granted under the Company's stock option plans. Such shares are allocated as follows: Mr. Attwell -- 52,000; Mr. Brock -- 860,500; Mr. Carroll -- 24,000; Mr. Clark -- 45,680; Mr. Fluor --
    52,000; Mr. Galt -- 420,000; Ms. Henton -- 10,000; Mr. Howard -- 48,800; Mr.
    Mason -- 56,600; Dr. Mitchell -- 50,360; Mr. Newbigging -- 2,000; Mr. Osborne -- 52,000; Mr. Hackett -- 1,005,750; Mr. Schiller -- 223,833; Mr.
    Transier -- 408,833; Mr. Reeves -- 625,370; and Mr. Thorington -- 88,655. Prior to exercising these options, the directors and officers will have no voting or investment power with respect to the underlying shares.

(3) Includes share interest held in the Outside Directors Deferred Fee Plan as of December 31, 2001. Shares held are as follows: Mr. Attwell -- 40,246; Mr. Carroll -- 20,130; Mr. Clark -- 9,931; Mr. Fluor -- 50,730; Ms.
    Henton -- 1,826; Mr. Howard -- 11,410; Mr. Mason -- 2,630; Dr.
    Mitchell -- 2,946; and Mr. Osborne -- 21,614.

(4) Includes 5,000 shares owned by his wife as separate property with respect to which Mr. Brock disclaims beneficial ownership because he has neither voting nor dispositive power with respect to such shares.

(5) Includes share interest held in the Ocean Retirement Savings Plan and the Supplemental Benefit Plan as of December 31, 2001. Shares held are as follows: Mr. Hackett -- 85,704; Mr. Schiller -- 38,015; Mr.
    Transier -- 100,873; Mr. Reeves -- 9,444; and Mr. Thorington -- 13,430.

(6) Includes 408,929 total share interest held for directors and executive officers as a group in the Ocean Retirement Savings Plan, Supplemental Benefit Plan and the Outside Directors Deferred Fee Plan as of December 31, 2001. Also, includes 4,026,381 shares for directors and executive officers as a group that such persons have the right to purchase within 60 days pursuant to options granted under the Company's stock option plans. Prior to exercising these options, said persons will have no voting or investment power with respect to the underlying shares.

                             PRINCIPAL STOCKHOLDERS

     To the Company's knowledge and based upon filings with the Securities and Exchange Commission ("SEC"), the only person who may be deemed to own beneficially more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), as of March 26, 2002, is named in the following table:

NAME AND ADDRESS OF BENEFICIAL OWNER                     NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------                     ----------------   ----------------
State Street Research & Management Co..................    11,072,880             6.4%
  One Financial Center, 30th Floor
  Boston, MA 02111-2690

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held twelve meetings during 2001. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and the committees on which such director served during his tenure of service, except Mr. Newbigging.

          Audit Committee. The Audit Committee currently consists of Messrs. Osborne (Chairman), Attwell, Carroll, Howard and Newbigging and Ms. Henton. The Committee's principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function, both independent and internal. During 2001, the Audit Committee held six meetings. The report of the Audit Committee is set forth on page 7.

          Organization and Compensation Committee. The Organization and Compensation Committee currently consists of Messrs. Mason (Chairman), Carroll, Clark and Mitchell. The Committee's principal functions are to study, advise and consult with the Company's management respecting the compensation of officers and other key employees of the Company. During 2001, the Organization and Compensation Committee held three meetings. The report of the Organization and Compensation Committee is set forth on page 14.

          Executive Committee. The Executive Committee currently consists of Messrs. Fluor (Chairman), Attwell, Brock, Galt and Mason. The Committee's principal function is to aid and assist the Company's management with financial matters or important issues arising between Board meetings. During 2001, the Executive Committee held four meetings.

          Nominating Committee. The Nominating Committee currently consists of Messrs. Clark (Chairman), Carroll, Fluor, Howard and Mitchell. The Committee's principal function is to make proposals to the Board of Directors for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. It also has the primary role in governance matters, including the Board and CEO evaluations, as well as the Board's guiding principles. The Nominating Committee will consider suggestions from any source, particularly stockholders, regarding possible candidates for director. With respect to the procedures that must be followed in order for nominations from stockholders to be considered, see "Stockholder Proposals and Director Nominations." During 2001, the Nominating Committee held three meetings.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is governed by a restated charter adopted by the Board of Directors on January 23, 2001. The Audit Committee's primary duties and responsibilities are to:

     - periodically assess the integrity of the Company's financial reporting process and systems of internal control;

     - periodically assess the independence and performance of the Company's outside auditors; and

     - provide an avenue of candid communication among the outside auditors, management and the Board of Directors.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     The Audit Committee held six meetings during fiscal 2001. During these meetings, the Audit Committee reviewed and discussed the Company's financial statements with management and KPMG LLP ("KPMG"), its independent accountants.

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with KPMG and the Company's management. Management has represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with KPMG their independence from the Company. During 2001, the Audit Committee considered the non-audit services provided by KPMG and determined that the services provided are compatible with maintaining KPMG's independence. The total fees billed by KPMG for fiscal 2001 consisted of:

Audit Fees..................................................  $  441,620
Financial Information Systems Design and Implementation
  Fees......................................................           0
Other Fees
  - Assurance Services(1)...................................     268,250
  - Tax.....................................................     540,442
  - Internal Audit(2).......................................     627,225
                                                              ----------
Total.......................................................  $1,877,537
                                                              ==========

---------------

(1) Assurance Services consisted of audits of financial statements of certain employee benefit plans, review of registration statements, issuances of letters to underwriters and issuances of consents.

(2) On February 21, 2002, KPMG and the Audit Committee agreed that KPMG would no longer provide internal audit consulting services and that such services will be provided by other firms.

     Based on the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee listed below is independent as defined under the listing standards of the New York Stock Exchange.

                                          Audit Committee

                                          Dee S. Osborne (Chairman)
                                          J. Evans Attwell
                                          Milton Carroll
                                          Wanda G. Henton
                                          Robert L. Howard
                                          David K. Newbigging

COMPENSATION OF DIRECTORS

     During 2001, each director of the Company who was not a full-time employee was paid an annual director's fee of $35,000 plus $1,000 for each Board of Directors and Committee meeting attended. Each nonemployee director who served as a committee chairman received an additional $5,000 per year. In addition, each director was reimbursed for reasonable travel expenses incurred in connection with such director's attendance at Board of Directors and Committee meetings. For 2002, each director of the Company who is not a full-time employee will receive an annual director's fee of $37,500 plus $1,500 for each Board of Directors meeting and $1,250 for each committee meeting attended. Each nonemployee director who serves as a committee chairman in 2002 will continue to receive an additional fee of $5,000.

     Stock Options and Restricted Stock. The 2001 Long Term Incentive Plan (the "Plan") provides for the grant of options to acquire Common Stock to each director who is not also an employee of the Company (each a "Director"). On the date of any annual meeting of stockholders prior to the termination of the Plan, each Director who is continuing in office will automatically receive an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant with one-third vested at each of the next three annual meeting dates. In addition, each director who is elected or appointed to the Board of Directors for the first time will receive on the date of such director's election or appointment an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant with 50% immediately vested and the remaining 50% vested on the next annual meeting of stockholders of the Company. All outstanding options have terms of ten years.

     The Company's Directors Compensation Plan provides for a grant on the first trading day of each year to each nonemployee director of 1,000 shares of restricted stock, which shall become vested and non-forfeitable as to one-third of the total on each of the first three anniversaries of the grant. The Directors Compensation Plan also provides for severance payments to directors upon termination from the Board of Directors due to certain events, in an amount equal to the product of the director's years of service (not to be less than one or to exceed five) and the highest annual cash retainer in effect prior to such termination.

     Deferred Fee Plan. The Company has an Outside Directors Deferred Fee Plan (the "Deferred Fee Plan"), which is a non-qualified deferred compensation plan pursuant to which all directors who are not employees of the Company ("Outside Directors") may elect to defer all or a portion of their directors' fees. Outside Directors are permitted to make elections regarding the method of income crediting for these deferrals, which are credited based upon the performance of various investment funds selected by the committee responsible for administering the Deferred Fee Plan, including a fund investing in Common Stock (a "Stock Fund"). However, an Outside Director may not make or revoke an election designating a Stock Fund for the income crediting for his deferrals under the Deferred Fee Plan within six months after making or revoking a previous election designating a Stock Fund for such crediting. To the extent that a participant designates the Stock Fund for the deemed investment of all or a portion of the deferred fees, beginning in 2002 an additional amount equal to such investment shall be credited to the director's plan account and deemed invested in the Stock Fund. Any amounts deemed invested in the Stock Fund shall remain so invested until paid to the participant director after termination as a director. The Company has established and funded a grantor trust with shares of Common Stock substantially equal to the amounts invested in the Stock Fund. For the period ending December 31, 2001, an additional amount of $17,500 was credited to each director's plan account. As of March 15, 2002, all Outside Directors were participants in the Deferred Fee Plan.

CERTAIN TRANSACTIONS

     During 2001, as part of a previously announced stock repurchase program, the Company purchased from Mr. Hackett and his family foundation a total of 300,000 shares of Common Stock at then current market prices. The Company purchased such shares on April 27, 2001, April 30, 2001, and May 1, 2001 for an aggregate purchase price of $5,657,500.

     During 2001, the Company retained the law firm of Vinson & Elkins L.L.P., of which Mr. Attwell, a director of the Company, is retired managing partner, to perform various legal services for the Company. Vinson & Elkins L.L.P. has been retained to perform similar services in 2002.

     The following executive officers have outstanding loans from the Company. These loans were made in 1998 in order to encourage stock ownership by the management team and were designed to facilitate the immediate exercise of stock options to purchase shares.

                                                     AMOUNT OUTSTANDING
                                                (INCLUDING ACCRUED INTEREST)
NAME                                              AS OF DECEMBER 31, 2001      MATURITY DATE   INTEREST RATE
----                                            ----------------------------   -------------   -------------
John D. Schiller, Jr. ........................            $404,403             12/17/2002           4.8%
William L. Transier...........................            $320,172             12/17/2002           4.8%

     Since the inception of these loans, and in accordance with the terms of the loans, no payments of principal or interest have been made. The loans to Mr. Schiller and Mr. Transier were made on December 17, 1998 to allow for the exercise of 77,025 and 60,982 stock options, respectively, pursuant to the Company's Equity Ownership Program. Each of these loans is secured by the shares of Common Stock acquired upon exercise of the stock options described above. Portions of the loans are forgiven based on the Company's stock performance against its peer group and the respective tenure of Mr. Schiller and Mr. Transier with the Company. The maximum aggregate amount outstanding (including accrued interest) during 2001 for Mr. Schiller and Mr. Transier was $464,891 and $368,062, respectively.

     The Company pays an annual consulting fee of $425,000 to Mr. Galt, a director of the Company, as part of a contractual severance agreement in relinquishing his role as a former officer of the Company. The consulting fee will terminate on May 31, 2002.

SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 2001 were timely made, except that Dr. Mitchell unintentionally failed to report his sale of 18 shares of common stock in June 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999, of the Named Officers:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                        -------------------------
                                            ANNUAL COMPENSATION                  AWARDS
                                      -------------------------------   -------------------------
                                                                        RESTRICTED    SECURITIES
                                                                          STOCK       UNDERLYING     ALL OTHER
                                               SALARY        BONUS       AWARD(S)    OPTIONS/SARS   COMPENSATION
NAME & PRINCIPAL POSITION             YEAR      ($)           ($)         ($)(1)        (#)(2)         ($)(3)
-------------------------             ----   ----------    ----------   ----------   ------------   ------------
James T. Hackett....................  2001   $  754,167    $1,050,000   $2,236,875     130,000        $197,808
  Chairman of the Board,              2000   $  606,148    $  630,000   $1,404,688     150,000        $173,087
  President and Chief Executive
    Officer                           1999   $    3,600(4) $  475,000   $1,527,600     575,000        $ 57,815
John D. Schiller, Jr. ..............  2001   $  375,000    $  375,000   $  968,406     116,500        $130,360
  Executive Vice President --         2000   $  342,828    $  350,000   $  137,109      50,000        $100,631
  Exploration & Production            1999   $  287,500    $  250,000   $       --     200,000        $ 26,129
William L. Transier.................  2001   $  375,000    $  375,000   $  968,406     116,500        $124,374
  Executive Vice President and        2000   $  351,025    $  350,000   $  274,219      75,000        $ 92,528
  Chief Financial Officer             1999   $  341,500    $  350,000   $       --     250,000        $ 36,246
Robert K. Reeves(5).................  2001   $  350,000    $  315,000   $  581,875      70,000        $ 48,664
  Executive Vice President,           2000   $  350,000    $  315,000   $  137,109      50,000        $ 34,485
  General Counsel and Secretary       1999   $  262,500    $  300,000   $       --     250,000        $ 15,611
Stephen A. Thorington...............  2001   $  200,000    $  140,000   $  249,375      50,000        $ 32,764
  Senior Vice President, Finance,     2000   $  200,000    $  160,000   $   54,844      45,000        $ 20,085
  and Corporate Development           1999   $  200,000    $  160,000   $       --     100,000        $ 32,619

---------------

(1) The restricted stock included in the table represents the fair market value of the entire restricted stock award on the date of grants. The Company currently pays dividends on its Common Stock. The following restricted stock grants were made during 2001: Mr. Hackett -- 120,000 shares; Mr. Schiller -- 58,250 shares; Mr. Transier -- 58,250 shares; Mr. Reeves -- 35,000 shares; and Mr. Thorington -- 15,000 shares. All restricted stock grants in 2001 were made on January 2, 2001, except 75,000 shares granted to Mr. Hackett on September 16, 2001. All restricted stock grants have restrictions that lapse in equal annual increments during the three year period following the grant date. Prior to the merger between the Company and Old OEI, Mr. Hackett received 241,996 shares of restricted stock with respect to which the restrictions were scheduled to lapse on various dates through September 16, 2002. As a result of the merger between the Company and Old OEI, all of the restrictions related to the restricted stock held by Mr. Hackett and Mr. Transier lapsed in March 1999. The following is the aggregate number of shares of unreleased restricted stock and its value at December 31, 2001 for each of the listed officers: Mr. Hackett -- 195,002 shares valued at $3,744,038; Mr. Schiller -- 45,084 shares valued at $865,613; Mr. Transier
     -- 83,250 shares valued at $1,598,400; Mr. Reeves -- 47,500 shares valued at $912,000; and Mr. Thorington -- 20,000 shares valued at $384,000.

(2) No grants of stock appreciation rights have been made.

(3) Amounts reported under "All Other Compensation," represent contributions by the Company to defined contribution plans, parking or car allowances and premiums paid on life insurance policies, and where applicable, include amounts for personal use of aircraft chartered by the Company. In the case of Mr. Hackett, includes annual premium payments paid by the Company for Mr. Hackett's Flexible Premium Adjustable Life Insurance policy of $1,390 for 2001, 2000, and 1999. In the case of Messrs. Schiller and Transier, includes for 2001 amounts forgiven pursuant to the terms of Equity Ownership Program loans of $79,011 and $62,554, respectively.

(4) Under Mr. Hackett's employment agreement, Mr. Hackett received his annual compensation of $500,000 for 1998 and 1999 in the form of stock options. In connection with the merger between the Company and Old OEI, Mr. Hackett's salary increased from $500,000 to $600,000. Mr. Hackett deferred this increase under the Company's Supplemental Benefit Plan as phantom shares or common stock equivalents. As a result, Mr. Hackett received only a nominal amount of 1999 base salary in cash sufficient to cover costs associated with the Company's benefit plans. During 1998, Mr. Hackett elected to waive receipt of his 1998 and 1999 salary in exchange for an option to purchase 200,000 shares of Common Stock.

(5) Mr. Reeves assumed his position with the Company in March 1999 in connection with the merger between the Company and Old OEI.

COMPENSATION ARRANGEMENTS

  Employment Agreements

     Mr. Hackett entered into a three-year employment agreement with the Company effective September 16, 1998. The term of Mr. Hackett's employment agreement is extended automatically for an additional year on each anniversary of the employment agreement, unless terminated prior to such renewal by either Mr. Hackett or the Company. Consequently, the remaining term of Mr. Hackett's employment agreement will always range from two to three years. However, if the Company terminates Mr. Hackett's employment for cause (as defined in the agreement), or because of Mr. Hackett's uncorrected material breach of the employment agreement, the employment agreement will terminate. Similarly, if Mr. Hackett voluntarily terminates his employment for reasons other than the Company's uncorrected material breach of the employment agreement, his failure to be re-elected to the positions specified in the employment agreement, including as a director, the assignment of duties materially inconsistent with his positions, or the relocation of the principal place of his employment by more than 50 miles, the employment agreement will terminate. The employment agreement provides for Mr. Hackett to serve as the Company's President and Chief Executive Officer and as Chairman of the Company's Board of Directors. The employment agreement also includes noncompetition provisions that apply while Mr. Hackett is employed by the Company and for two years following a termination of Mr. Hackett's employment by reason of his disability. During his term of employment, Mr. Hackett will also receive various club memberships and certain other personal and business-related benefits.

     The foregoing description reflects an amendment to Mr. Hackett's employment agreement effective January 1, 2000, that amended the provision pertaining to Mr. Hackett's service as Chairman of the Company's Board of Directors and the noncompetition provision, both of which had been amended previously in connection with the merger between the Company and Old OEI.

     Mr. Schiller entered into a five-year employment agreement with the Company effective July 20, 2000, which replaced an existing severance agreement. If the Company terminates Mr. Schiller's employment because of his misconduct or disability (both as defined therein), the employment agreement will terminate. Similarly, if Mr. Schiller resigns for other than good reason (as defined therein), the employment agreement will terminate. The employment agreement provides for Mr. Schiller to serve as Executive Vice President -- Operations of the Company (subsequently his title was changed to Executive Vice
President -- Exploration & Production). Mr. Schiller's salary is subject to review and possible increase by the Company's Board of Directors on an annual basis. Further, during his term of employment, Mr. Schiller will receive certain other personal and business-related benefits.

     Mr. Transier entered into a five-year employment agreement with the Company effective June 22, 1999, which replaced an existing severance agreement. If the Company terminates Mr. Transier's employment because of his misconduct or disability (both as defined therein), the employment agreement will terminate. Similarly, if Mr. Transier resigns for other than good reason (as defined therein), the employment agreement will terminate. The employment agreement provides for Mr. Transier to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Transier's salary is subject to review and possible increase by the Company's Board of Directors on an annual basis. Further, during his term of employment, Mr. Transier will receive certain other personal and business-related benefits.

     Mr. Reeves entered into a five-year employment agreement with the Company effective June 22, 1999, which replaced an existing employment agreement. If the Company terminates Mr. Reeves' employment because of his misconduct or disability (both as defined therein), the employment agreement will terminate. Similarly, if Mr. Reeves resigns for other than good reason (as defined therein), the employment agreement will terminate. The employment agreement provides for Mr. Reeves to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Reeves' salary is subject to review and possible increase by the Company's Board of Directors on an annual basis. Further, during his term of employment, Mr. Reeves will receive certain other personal and business-related benefits.

  Executive Severance Agreements

     Messrs. Hackett and Thorington have entered into agreements with the Company (each a "Severance Agreement") that provide certain severance benefits in the event their employment is subject to an involuntary termination (as defined therein) within two years following a change of control (as defined therein) of the Company.

     Mr. Hackett's Severance Agreement became effective as of August 25, 1998, with an initial term of two years. This term may be extended for successive two-year terms following the initial term; however, if a change of control occurs during the term of Mr. Hackett's Severance Agreement, the Severance Agreement cannot terminate until two years after the change of control. Mr. Hackett's Severance Agreement will pursuant to its terms expire on March 30, 2003. Notwithstanding the foregoing, in the event that the Board of Directors of the Company fails to act with respect to Mr. Hackett's Severance Agreement within sixty days of its scheduled expiration, the Severance Agreement will by its terms automatically renew for a term of two years.

     Mr. Thorington's Severance Agreement became effective as of June 18, 2001 with an initial term of three years. This term may be extended for successive three-year terms following the initial term; however, if a change of control occurs during the term of Mr. Thorington's Severance Agreement, the Severance Agreement cannot terminate until two years after the change of control.

     The Severance Agreements generally provide for (a) the payment of 2.99 times the sum of annual salary and targeted incentive bonus or, where applicable, two-year average bonus at the time of the change of control or the involuntary termination, whichever is greater, and, where applicable, reduced by the present value of any salary continuation, bonus or severance payments payable under any other Company plan, policy or agreement, other than a plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) where applicable, the payment of targeted incentive bonus if the involuntary termination occurs after a bonus is earned but before it is paid, (c) the continuation of health and insurance benefit coverage at active employee cost for up to thirty-six months, and (d) outplacement services up to a maximum cost of $6,000. Additionally, the Severance Agreements provide that if any payments to an executive by the Company would be subject to any excise tax imposed by section 4999 of the Code, a "gross-up" payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been imposed.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following is information with respect to the unexercised options to purchase Common Stock under the Company's stock option plans granted to the Named Officers and held by them at December 31, 2001.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                 SHARES                         DECEMBER 31, 2001(#)       AT DECEMBER 31, 2001($)(1)
                               ACQUIRED ON        VALUE      ---------------------------   ---------------------------
                               EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             ---------------   -----------   -----------   -------------   -----------   -------------
James T. Hackett...........       37,912       $  443,847      770,749        438,335      $7,196,354     $3,431,279
John D. Schiller, Jr. .....       10,000       $  119,725      143,332        199,835      $1,502,194     $1,284,798
William L. Transier........       50,000       $  610,335      341,667        249,833      $1,848,984     $1,877,691
Robert K. Reeves...........      138,999       $1,891,802      502,037        186,667      $3,056,828     $1,559,836
Stephen A. Thorington......       59,333       $  548,245       58,333        113,334      $  391,922     $  873,819

---------------

(1) Based on the closing price on the NYSE Composite Tape for Common Stock on December 31, 2001 ($19.20 per share).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following is information with respect to grants of options in fiscal 2001 pursuant to the Company's stock option plans to the Named Officers reflected in the Summary Compensation Table on page 10. No stock appreciation rights were granted under those plans in fiscal 2001.

                                              INDIVIDUAL GRANTS
                            -----------------------------------------------------
                             NUMBER OF     PERCENT OF                                POTENTIAL REALIZABLE VALUE
                            SECURITIES       TOTAL                                   AT ASSUMED ANNUAL RATES OF
                            UNDERLYING    OPTIONS/SARS                              STOCK PRICE APPRECIATION FOR
                            OPTIONS/SAR    GRANTED TO    EXERCISE OR                       OPTION TERM (2)
                              GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------------
                              (#)(1)      FISCAL YEAR      ($/SH)         DATE           5%              10%
                            -----------   ------------   -----------   ----------   -------------   -------------
James T. Hackett..........    105,000        3.4%          $16.625     01/02/2011    $1,097,814      $2,782,077
                               25,000        0.8%          $19.850     09/16/2011    $  312,089      $  790,895
John D. Schiller, Jr. ....    116,500        3.8%          $16.625     01/02/2011    $1,218,051      $3,086,780
William L. Transier.......    116,500        3.8%          $16.625     01/02/2011    $1,218,051      $3,086,780
Robert K. Reeves..........     70,000        2.3%          $16.625     01/02/2011    $  731,876      $1,854,718
Stephen A. Thorington.....     50,000        1.6%          $16.625     01/02/2011    $  522,769      $1,324,798

---------------

(1) All options were granted on January 2, 2001 at an exercise price of $16.625 except 25,000 granted to Mr. Hackett on September 16, 2001 at an exercise price of $19.850. All options vest in one-third increments on the first three anniversaries of the grant date, except options relating to 25,000 shares granted to Mr. Hackett on September 16, 2001, which vest in one-quarter increments on the first four anniversaries of the grant date. The exercise price per share is equal to the closing price of Common Stock on the NYSE Composite Tape on the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates of return prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has an Executive Supplemental Retirement Plan (the "Retirement Plan") in which Messrs. Hackett, Schiller, Transier and Reeves participate. The Retirement Plan was established to provide supplemental retirement benefits for those employees who are designated by the Organization and Compensa-tion Committee as participants and who complete the required period of employment with the Company. Benefits under the Retirement Plan constitute unfunded, unsecured obligations of the Company. The Retirement Plan provides a benefit for the surviving spouse of a participant who dies before retirement with a vested benefit. Each participant enters into a membership agreement ("Membership Agreement") that sets forth the specific terms of his participation in the Retirement Plan as determined by the Compensation Committee.

     Subject to specified vesting requirements set forth in the participant's Membership Agreement, a participant is entitled to receive commencing upon termination of his or her employment by the Company or upon his or her normal retirement date as specified in the Membership Agreement, whichever is later, a pension equal to the applicable percentage of average monthly compensation and, unless provided otherwise in the participant's Membership Agreement, reduced by 50% of his or her social security benefit. Further, unless otherwise provided in the participant's Membership Agreement, the pension is payable during the joint lives of the participant and his spouse, if any, and during the life of the survivor upon the death of either the participant or his spouse, if any. Mr. Hackett is 80% vested in his benefit under the Retirement Plan. Messrs. Schiller, Transier and Reeves are 0% vested in their benefit under the Retirement Plan.

     For Mr. Hackett, the applicable percentage is 50%, and the average monthly compensation (including bonus) is determined based on the last thirty-six consecutive months of employment with the Company. Based upon Mr. Hackett's average monthly compensation (including deemed annual salary and bonuses for years 1999, 2000 and 2001) of $151,679, the estimated vested accrued annual benefit for Mr. Hackett is $728,059.

     For Messrs. Schiller, Transier and Reeves, the applicable percentage is 50%, and the average monthly compensation (including bonus) is determined based on the last thirty-six consecutive months of employment with the Company. However, for these participants, the pension is payable for a maximum of fifteen years, to the participant or, upon the death of the participant, to the participant's spouse, if any. Further, in the event of the participant's disability, the benefit will commence upon the participant's normal retirement date and be reduced by any benefits received under the Company's long-term disability plan.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The primary goal of the Organization and Compensation Committee (the "Committee") is to establish a compensation program that serves the long-term interests of the Company and its stockholders. We intend to attract and retain the highest caliber executive talent in the industry. The quality and caliber of executive talent is fully expected to manifest itself in superior Company performance within the industry. Generally, the strategy for managing executive compensation will emphasize highly leveraged variable compensation, with a strong link to Company performance. We intend to emphasize variable and equity components of compensation that, upon attainment of expected performance, will position total compensation at or near the 75th percentile of the competitive market.

     The Company's executive compensation program, as structured and implemented by our Committee, consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) the opportunity to earn long-term stock-based incentives that are intended to encourage the achievement of superior results over time and to align executive and stockholder interests. We engage the outside compensation consulting firm of William M. Mercer, Incorporated ("Mercer") for advice in evaluating the executive compensation levels of the Company's executive officers. Mercer's evaluation includes a peer group of companies substantially similar to the Company's peer group named under the heading "Stockholder Return Performance Presentation" and various energy and general industry survey sources.

     Base Salary. The Company's objective in determining base salaries is to position base salaries for executives between the 50th and 75th percentile of the competitive market. Based upon Mercer's evaluation, we believe that the base salary objectives have been met.

     Adjustments to base salaries are made on an as needed basis depending on the executive's performance over time and such factors as changes in job scope, competitive market and the Company's size. No specific weight or emphasis is placed on any one of these factors.

     Annual Incentive Compensation. Annual incentive compensation is intended to provide additional reward opportunities to our executives depending on individual and Company performance. Annual incentives are determined at the end of the fiscal year based on an evaluation of individual and Company performance. Company performance is measured against the goals approved by the Board of Directors at the beginning of the fiscal year for which the incentive compensation is being paid. Generally, Company performance goals for any fiscal year will include a combination of such factors as successful drilling results, competitive finding and development costs, prudent control of production and operating costs, growth in production and reserves, attainment of cash flow and net income goals, implementation of corporate finance strategies, successful mergers and acquisitions and common stock price performance.

     Annual incentive payments could position the executive's total cash compensation between the 75th to 90th percentile of the competitive market when justified by superior Company performance. We utilize data obtained from Mercer to determine the target annual incentive award levels. Annual incentive award payments can increase to a multiple of the targeted percentage or decrease to zero for any year, based upon the achievement of predetermined Company and individual performance goals.

     No specific weight or emphasis is placed on any one of these goals. After the objective goals are measured independently and evaluated as a whole, we evaluate the individual executive's performance and the Company's stock price performance. The Company's stock price appreciated 10.5% from December 31, 2000 through December 31, 2001, outperforming the Company's peer group by approximately 31% and the S&P index by approximately 23%.

     Long-Term Incentive Compensation. The Company delivers long-term incentive compensation in the form of stock option grants and, on a limited basis to the senior executives and other key employees, restricted stock awards. We believe strongly that incentive compensation in the form of stock options and restricted stock tends to align the interests of employees and stockholders by rewarding performance that increases stockholder value. Option holders will only realize value when the stock price increases over the exercise price established on the date of grant, after vesting has occurred and upon exercise of the option. Restricted stock recipients will only realize value if they remain employed by Company until the end of the vesting period, during which time and, thereafter, they have a significant incentive to influence Company performance.

     We determine the size of the grants by considering the value of the long-term incentive grants to similarly situated executives of companies included in the Company's peer group and as reported for similar sized companies in surveys provided by Mercer (collectively referred to as "Market"). The Company's long-term incentive grants are intended to approximate the 75th percentile value of the Market. We base decisions concerning individual option grants on the individual performance and the level of responsibility of the executive. The Committee does not utilize the number of options, restricted stock awards or shares held by any individual as a factor to limit long-term incentive grants to that individual in subsequent years.

     All outstanding options have terms of ten or eleven years, depending on the plan from which they were granted. All options granted in 2001 have ten year terms and vest in three equal annual installments beginning one year from the grant date, with the exception of grants made to Mr. Hackett under the terms of his Employment Agreement (which vest in four equal annual installments). All options have been granted at 100% of the market value of the Common Stock on the date of grant. The exercise price is payable in cash, shares of Common Stock, or any combination thereof. All restricted stock awards made to executives during 2001 have restrictions that lapse in equal annual increments during the three year period following the grant date.

     We periodically review the Company's executive compensation strategy to ensure that the Company provides an appropriate mix of base salary and short-term and long-term compensation opportunities that are competitive with market alternatives.

  Chief Executive Officer Compensation

     As previously described, we consider several factors in developing an executive compensation package. For the Chief Executive Officer, these factors include competitive pay practices (consistent with the philosophy of market competitiveness described above for other executives), experience, achievement of strategic goals and financial success of the Company, and the Board's subjective evaluation of leadership effectiveness. Specific actions taken by our Committee regarding Mr. Hackett's compensation in 2001 are summarized below.

     Base Salary. As with the Company's other executives, Mr. Hackett's 2001 base salary was based on a review of a variety of factors such as certain individual performance criteria and such factors as changes in job scope, competitive market and the Company's size. In December, 2001, we increased Mr. Hackett's salary from $750,000 to $850,000 per year, which level is believed to be at approximately the 50th percentile of chief executive officers in the Company's peer group.

     Annual Incentive Compensation. As a result of his leadership in the attainment of the Company's 2001 goals and the stock price performance as previously described, we awarded Mr. Hackett a 2001 bonus award of $1,500,000, of which $1,050,000 was paid in cash and the remainder was paid in the form of a restricted stock grant issued January 2, 2002.

     Long-Term Incentive Compensation. Mr. Hackett received a restricted stock grant covering 45,000 shares on January 2, 2001. This grant is scheduled to vest in one-third increments on the first three anniversaries of the grant date. Also on January 2, 2001, Mr. Hackett received a stock option grant covering 105,000 shares. These stock options have an exercise price of $16.625, which was the fair market value on the date of grant, and vest in one-third increments on the first three anniversaries of the grant date.

     In accordance with his Employment Agreement, Mr. Hackett received restricted stock grants covering 75,000 shares on September 16, 2001. These grants are scheduled to vest in one-third increments during the three years following the grant date. Also in accordance with his Employment Agreement, Mr. Hackett was granted a stock option grant covering 25,000 shares on September 16, 2001. These stock options have an exercise price of $19.85 which was the fair market value on the date of grant, and vest in 25% increments on the first four anniversaries of the grant date.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent taxable years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualified under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Our Committee has been advised that the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the Company's stock option plans should not be limited by
Section 162(m) of the Code. We believe that it is not in the stockholders' interests to modify the Company's annual incentive plan to enable the Company to meet the requirements of the Code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. We believe that it is in the stockholders' interests for our Committee to retain discretion in the awarding of cash bonuses to the officers to better ensure that the bonus which is paid to each officer reflects the officer's contribution to the achievement of the Company's goals. The Company has determined that the impact to the Company, if any, of being unable to deduct that portion of the cash bonus paid to officers which, together with their annual salary, exceeds $1 million will be minimal.

                                            Organization and Compensation
                                            Committee

                                            Elvis L. Mason, Chairman
                                            Milton Carroll
                                            Thomas D. Clark, Jr.
                                            Charles F. Mitchell, M.D.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared by using data from the Standard and Poor's Compustat Database for use in this Proxy Statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

          1. $100 was invested in Common Stock, the Peer Group (as defined below), and the S&P 500 on December 31, 1996.

          2. The Peer Group investments are weighted based on the market capitalization of each individual company within the applicable peer group at the beginning of each year.

          3. Dividends are reinvested on the ex-dividend dates.

     The industry peer group (the "Peer Group") is comprised of the following:
Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Kerr-McGee Corporation, Noble Affiliates, Inc., Pioneer Natural Resources Company and Unocal Corporation.

                               OCEAN ENERGY, INC.
                           COMPARATIVE TOTAL RETURNS
                          DECEMBER 1996-DECEMBER 2001

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG THE COMPANY, PEER GROUP, AND S&P 500 INDEX

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                      Dec-96       Dec-97       Dec-98       Dec-99       Dec-00       Dec-01
----------------------------------------------------------------------------------------------------------------
 Ocean Energy Inc.                     $100         $ 94         $ 29         $ 35         $ 79         $ 88
 S&P(C) 500                            $100         $133         $171         $208         $189         $166
 Peer Group Index (9 Stocks)           $100         $ 91         $ 69         $ 79         $131         $104

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors has appointed the firm of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2002, and recommends ratification by the stockholders of such appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the appointment of KPMG LLP as independent auditors.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of KPMG LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of KPMG LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholders may propose matters to be presented at Stockholders' meetings and may also nominate persons for election as directors. Formal procedures exist for such proposals and nominations.

     Any stockholder desiring to present a proposal for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in 2003 ("the 2003 Annual Meeting") must present the proposal to the Secretary of the Company not later than December 10, 2002. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in the Company's proxy materials for the 2003 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2003 Annual Meeting (but not included in the Company's proxy materials) must be delivered in writing to the Secretary of the Company between January 14, 2003 and February 14, 2003 in order to be considered timely, subject to compliance with any other applicable provisions of the Company's bylaws. The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in the Company's proxy materials shall be granted discretionary authority with respect to the untimely stockholder proposal.

     The Board of Directors will consider any nominee recommended by stockholders for election at the 2003 Annual Meeting if that nomination is delivered in writing to the Secretary of the Company between January 14, 2003 and February 14, 2003, subject to compliance with any other provisions of the Company's bylaws.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                            By Order of the Board of Directors,

                                            /s/ ROBERT K. REEVES
                                            Robert K. Reeves
                                            Secretary

April 9, 2002

                                  DETACH HERE


                                     PROXY

                               OCEAN ENERGY, INC.

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 2002
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


     The undersigned hereby appoints James T. Hackett and Robert K. Reeves as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock or Series B Convertible Preferred Stock of Ocean Energy, Inc. (the "Company"), held of record by the undersigned at the close of business on March 26, 2002, at the Annual Meeting of Stockholders to be held at The Four Seasons Hotel, 1300 Lamar, Houston, Texas 77002 at 11:00 a.m., local time, on May 14, 2002, or any adjournment(s) or postponement(s) thereof.

     The undersigned hereby revokes any proxy to vote shares held by the undersigned heretofore given. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

     THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING OF THE PROXY BY THE EXECUTION AND SUBMISSION OF A REVISED PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

-------------                                                     -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                               SIDE
-------------                                                     -------------

OCEAN ENERGY, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940





VOTE BY TELEPHONE                                           VOTE BY INTERNET
It's fast, convenient, and immediate!                       It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                        confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:                               FOLLOW THESE FOUR EASY STEPS:
 1. READ THE ACCOMPANYING PROXY STATEMENT AND               1. READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.
    PROXY CARD.

 2. CALL THE TOLL-FREE NUMBER                               2. GO TO THE WEBSITE
    1-877-PRX-VOTE (1-877-779-8683).                           HTTP://WWW.EPROXYVOTE.COM/OEI

 3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON              3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
    YOUR PROXY CARD ABOVE YOUR NAME.                           YOUR PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE RECORDED INSTRUCTIONS.                       4. FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!                                     YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                                Go to HTTP://WWW.EPROXYVOTE.COM/OEI anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                                   DETACH HERE


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.



1. Election of Four Directors to serve in Class I until the 2005 Annual
   Meeting of Stockholders.
                                                                                                               FOR AGAINST ABSTAIN
   NOMINEES: (01) Thomas D. Clark, Jr., (02) Peter J. Fluor,           2. Proposal to ratify the appointment   [ ]   [ ]     [ ]
             (03) Robert L. Howard and (04) Charles F. Mitchell, M.D.     by the Board of Directors of the
                                                                          firm of KPMG LLP as independent
                   FOR                     WITHHELD                       auditors of the Company for the
                    ALL      [ ]       [ ] FROM ALL                       fiscal year ending December 31, 2002.
                 NOMINEES                  NOMINEES
                                                                       3. In their discretion, the proxies are
                                                                          authorized to vote upon such other
                                                                          business as may properly come before
                                                                          the meeting or any adjournment(s) or
                                                                          postponement(s) thereof.
      [ ] ------------------------------------------------
          For all nominees except as noted above



                                                                          Please sign exactly as name appears hereon.
                                                                          When shares are held by joint tenants, both
                                                                          should sign. When signing as attorney,
                                                                          executor, administrator, trustee or
                                                                          guardian, please give full title as such. If
                                                                          a corporation, please sign in full corporate
                                                                          name by president or other authorized
                                                                          officer. If a partnership, please sign in
                                                                          partnership name by authorized person.


Signature:                                  Date:               Signature:                                 Date:
          --------------------------------       --------------           --------------------------------      ---------------